EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Chemical Financial Corporation Stock Incentive Plan of 2006 of our reports dated February 24, 2006, with respect to the consolidated financial statements of Chemical Financial Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, and Chemical Financial Corporation's management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Chemical Financial Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 4, 2006
Detroit, Michigan